(Corporate Logo)                                                  Exhibit 99.1
                                                                 Hank Hakewill
                                                                  414-978-6413
                                                         hhakewill@ziegler.com



NEWS RELEASE

Ziegler application to delist from AMEX approved
Will become effective December 12


     Milwaukee, Wisconsin - December 12, 2003 - The Ziegler Companies, Inc.

(symbol: ZCOI), a growth-oriented boutique investment banking and investment services firm with primary focus in the not-for-profit sectors of healthcare, senior living and churches, announced that its application to voluntarily delist its common shares from trading on the American Stock Exchange has been approved by the Securities and Exchange Commission (SEC).

     On October 28, 2003, the Company's Board of Directors determined that delisting, and the related termination of the registration of common shares under the Securities Exchange Act of 1934 ('34 Act), would be in the best interest of the Company's shareholders. Among the factors considered by the Company's Board of Directors were: the Company has under 300 shareholders of record; the trading history of the Company's shares on the AMEX showed limited volume and liquidity; the costs associated with being a reporting company under the '34 Act are significant and are expected to continue to rise, thereby diminishing the Company's future profitability; the benefits of remaining a listed company with continued '34 Act reporting obligations are not sufficient to justify the current and expected future costs; and no analysts cover the Company's shares.

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      "Although the reforms introduced under the Sarbanes-Oxley legislation are well intentioned, increased costs associated with our public reporting obligations would have had a very real effect on our future profitability," said John J. Mulherin, president and CEO of The Ziegler Companies, Inc. "In addition, due to our small market capitalization and modest revenue base, we have not enjoyed many of the benefits traditionally associated with listing on a national exchange like the AMEX. In the final analysis, our Board believed that shareholder value will be best served through emphasizing future profitability over the limited benefits that have resulted from our current public reporting status and national exchange listing.

     "Most importantly," continued Mulherin, "Ziegler will honor its 100+ year heritage of advancing health, wealth and well-being through tailored financial solutions. Our commitment to helping our clients succeed, attracting and developing talent, and creating a profitable business continues. We expect to report progress through quarterly earnings announcements and annual audited financial statements. This information will be available to shareholders through posting on our website, www.ziegler.com, and our normal distribution channels."

      Together with the delisting of the Company's shares on the AMEX, the SEC's order also suspends the Company's reporting obligation under the '34 Act.

      Ziegler shares now trade on the Pink Sheets, LLC (Pink Sheets), an electronic network through which participating broker-dealers can make markets, and enter orders to buy and sell shares of companies. The Company previously identified a registered broker-dealer which indicated an intention to sponsor the Company's shares on the Pink Sheets, and act as a market maker following delisting of the Company's shares from the AMEX. Several other broker-dealers have also commenced market making activities on the Pink Sheets.

      Though the Company's financial reporting obligations are expected to terminate on January 2, 2004, the Company intends to provide financial information to its shareholders and the market

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on a quarterly basis through its website and customary news distribution channels. In addition, the Company intends to provide shareholders with annual audited financial statements, and timely notices of significant events. The Company will file with the SEC an annual report on Form 10-K for the fiscal year ended December 31, 2003.

      Addressing the Company's dividend policy in a statement on October 28, 2003, Mulherin stated: "While the future of dividends depends on the Company's financial performance and the Board's determination of what policies best serve the realization of shareholder value, the Board recently declared a 13 cents per share quarterly dividend, and has expressed no intention to change the dividend policy following delisting. In addition, the Board has also reauthorized the Company's share buy-back program, with management authorized to purchase up to 200,000 shares of the Company's common stock at such time and prices as management considers appropriate. The Board continues to believe that purchase of the Company's shares is an appropriate use of the Company's capital, and has made it clear that the buy-back program will be available to management following the Company's move to the Pink Sheets," said Mulherin.

      In a recent development affecting the corporate governance of our Company, our Board of Directors approved the following Board appointments:

Bernard C. Ziegler III - Chairman of Board and of Organization and
     Compensation Committee
John C. Frueh - Chairman of Audit Committee
Belverd E. Needles, Jr. - member of Audit Committee
Peter R. Kellogg - member of Audit and Organization & Compensation
     Committees
Gerald J. Gagner - member of Organization & Compensation Committee John J. Mulherin and Donald A. Carlson, Jr. - inside directors

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      "We anticipate a smooth transition as our Board assumes new roles.  We are confident that these new roles will enable Ziegler to continue to ethically maximize shareholder value," said Mulherin.

About Ziegler:
      The Ziegler Companies, Inc. - (symbol: ZCOI), headquartered in Milwaukee, Wis., is a growth-oriented boutique investment banking and investment services firm with primary focus in the not for profit sectors of health care, senior living and churches. Operations comprise capital markets and investment services, including asset management and wealth management through retail brokerage offices.

     Nationally, Ziegler's Capital Markets Group is ranked as one of the leading investment banking firms for nonprofit healthcare and senior living facilities, as well as religious institutions and schools.

      Ziegler Investment Services Group operates a network of investment consultants throughout Wisconsin and the nation. It also sponsors the North Track family of mutual funds and provides retirement solutions, as well as private account management for individuals, corporations, foundations and endowments. Total assets under management are approximately $2.2 billion.

      Certain comments in this news release represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, in particular, the overall financial health of the securities industry, the strength of the healthcare sector of the U.S. economy and the municipal securities marketplace, the ability of the Company to underwrite and distribute securities, the market value of mutual fund portfolios and separate account portfolios

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advised by the Company, the collection of amounts owed to the Company, the volume of sales by its retail brokers, the outcome of pending litigation, and the ability to attract and retain qualified employees.

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